September 25, 2013

FLOW Employee Frequently Asked Questions

1.           What was announced today?

Today we announced that Flow has accepted an offer to be acquired by American Industrial Partners (AIP) for $4.05 per share in cash. This transaction represents a successful conclusion to our strategic alternatives process, maximizes value for all our shareholders and is the best outcome for our company and our employees.

We believe this transaction appropriately recognizes the value of Flow’s technology and customer relationships, while providing our stockholders with a meaningful cash premium for their investment.

2.           Who is AIP?

AIP is an operationally oriented middle-market private equity firm that focuses on North American-based industrial businesses serving domestic and global markets. AIP knows our industry well, having recently acquired KMT, another producer of ultrahigh-pressure pump technology for industrial manufacturing, surface preparation, and other applications. We are well positioned in our global markets, and we look forward to working with the team at AIP, which will enable us to achieve the next level of growth.

Additional information about AIP can be found on its website: http://www.americanindustrial.com/

3.           Why is Flow entering into this transaction?

This transaction represents a successful conclusion to our extensive “strategic alternatives” investigation, during which the Company contacted many strategic and financial partners. In AIP, we have a partner with a strong reputation and proven record of success, who understands the potential of Flow’s waterjet solutions and has the resources and expertise to help accelerate our growth plans.

4.           What does this mean for employees?

We are excited about what this transaction means for our employees. AIP shares our confidence in Flow’s future and will support us as we continue to work toward our long-term goals. AIP knows our company and our industry well, having recently acquired KMT.

With both KMT and Flow under one owner, we will be able to advance technology faster and facilitate growth in the waterjet category compared to other cutting technologies. We expect our combined R&D capabilities will make us a stronger company and enable us to achieve the next level of growth. As always, we will continue to drive customer loyalty based on a zero-defect environment. This does not change.

5.	Will there be any layoffs or other changes for employees as a result of this announcement?

No such plans are in place. Remember that the transaction won’t happen until next year and it is business as usual at Flow. When the transaction is completed, under new ownership, who also owns KMT, we believe our ability to grow will be enhanced and Flow will be an even more attractive place to work.

6.	When will the transaction be completed? What needs to happen before the transaction can close?

The transaction is expected to close in early 2014. It is subject to the approval of Flow’s shareholders, regulatory approvals and other customary closing conditions.

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7.           What can we expect between now and the closing of the transaction?

Today’s announcement is expected to have no effect on your day-to-day responsibilities—it remains business as usual. You should continue to focus on safely producing the world-class technologies and solutions for which Flow is known.

8.	What should I say if I’m contacted by media, financial community or other third parties about the transaction?

It is likely that today’s news may lead to increased interest in Flow and you may be contacted by members of the media, investors or the general public regarding this transaction. Consistent with company policy, it is important that we speak with one voice on this matter. Please forward all investor calls and news media inquiries to Tracie Bennett at tbennett@flowcorp.com

9.           When will I know more about the progress of the transaction?

We will continue to update you as appropriate through meetings, letters and other communications.

We want all of you to know how much we value what you do for our company. As we move through this process, we’ll continue to rely on you to focus on the work at hand, serve our customers and help achieve our goals.

In addition, should you have additional questions, please do not hesitate to reach out to your manager or your local HR leader.

10.           What do I do with my shares of stock?

Nothing until the transaction is finalized in 2014.

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